Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 Amendment No.3 of Auddia Inc. of our report dated March 6, 2026 and May 14, 2026, relating to the financial statements of Auddia Inc, which appears in Auddia Inc’s Annual Form 10-K for the years ended December 31, 2025 and 2024. Our audit report was first released on March 6, 2026, and updated on May 14, 2026 to update for the 1-for-7.7 reverse-stock-split that was effectuated by the Company on April 1, 2026. Our audit report includes an explanatory paragraph relating to Auddia Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Haynie

Salt Lake City, Utah

July 29, 2026